UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 18, 2007

Cadence Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33103	41-2142317

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
12481 High Bluff Drive, Suite 200
San Diego, California 92130
(Address of principal executive offices, including zip code)
(858) 436-1400
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 18, 2007, Cadence Pharmaceuticals, Inc. ( the “Company,” or “Cadence”) entered into a Development and Supply Agreement (the “Agreement”) with Baxter Healthcare Corporation (“Baxter”) for the completion of pre-commercialization manufacturing development activities and the manufacture of commercial supplies of the finished drug product for intravenous acetaminophen (“IV APAP”) for marketing by Cadence in the United States.
     Pursuant to the terms of the Agreement, Baxter will receive development fees from Cadence upon the completion of specified development activities. In addition, Baxter will receive from the Company a set manufacturing fee based on the amount of finished IV APAP drug product produced, which prices may be adjusted by Baxter, subject to specified limitations. In addition, Cadence is obligated to purchase a minimum number of units each year following regulatory approval, or pay Baxter an amount equal to the per-unit purchase price multiplied by the amount of the shortfall. The Company is also obligated to reimburse Baxter for all reasonable costs directly related to work performed by Baxter in support of any change in the active pharmaceutical ingredient (“API”) source or API manufacturing process.
     The Agreement also requires Cadence to fund specified improvements at Baxter’s manufacturing facility and purchase certain equipment for use by Baxter in manufacturing the finished IV APAP drug product. In January 2007, Cadence entered into an irrevocable standby letter of credit (“letter of credit”) in favor of Baxter in the amount of $3,268,000, which was based on anticipated costs to be incurred by Baxter to facilitate the manufacturing of the finished IV APAP drug product. The letter of credit, which is collateralized by a certificate of deposit in the amount of $1,634,000, may be drawn down in part or in whole by Baxter in the event that Cadence fails to perform its obligations to fund the specified facility improvements or equipment purchases.
     For the first five years following regulatory approval of IV APAP, and subject to Baxter’s ability to timely supply the specified volumes required by Cadence, Baxter has the right to serve as sole supplier to Cadence for IV APAP for up to a certain number of units per year. Baxter also has a right of first refusal to supply quantities of IV APAP in excess of the specified number of units per year. However, if Baxter declines to supply such excess requirements, Cadence may purchase such requirements from a third party supplier. Baxter has agreed that, for the term and any renewals of the Agreement, neither it nor any of its affiliates will develop or commercially produce, for itself or for any third party, any intravenous formulation of a product containing acetaminophen for distribution or sale in the United States.
     The Agreement has an initial term that terminates upon the five-year anniversary of the date of the first regulatory approval of IV APAP in the United States, and will automatically renew for successive one-year periods thereafter, unless either party provides at least two-year prior written notice of termination to the other party. In addition, either party may terminate the Agreement: (i) immediately, if approval of a new drug application for IV APAP is not received by a certain date, (ii) within 90 days, after written notice in the event of a material uncured breach of the Agreement by the other party, (iii) immediately, upon the filing of a petition of bankruptcy by the other party, or, (iv) immediately, if the parties are unable to reach agreement following good faith negotiations on certain matters. Cadence may also terminate the Agreement, effective 30 days after providing written notice, in the event that Baxter does not agree to the assignment of the Agreement by Cadence to a competitor of Baxter, subject to Cadence’s fulfillment of its minimum purchase requirement obligations under the Agreement.
     If the Agreement is terminated, Cadence will pay Baxter for certain development activities performed by Baxter prior to the termination date, including all reasonable expenditures for facility improvements and purchases of capital equipment, including any non-cancelable expenditures outstanding as of the date of termination. Upon termination of the Agreement and subject to certain exceptions, the Company will purchase from Baxter all undelivered products manufactured or packaged under a purchase order from Cadence, at the price in effect at the time the purchase order was placed. Cadence is also obligated to reimburse Baxter for reasonable costs incurred in returning all Cadence-owned equipment, and for restoring Baxter’s manufacturing facility to its condition prior to the installation of the IV APAP-related improvements.

     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and its incorporated herein by this reference. The Company has requested confidential treatment on certain portions of the Agreement.
Item 9.01 Financial Statements and Exhibits
               (d) Exhibits.

Exhibit
Number	Description of Exhibit

10.1†	Development and Supply Agreement by and between Cadence Pharmaceuticals, Inc. and Baxter Healthcare Corporation.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this report and submitted separately to the Securities and Exchange Commission.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE PHARMACEUTICALS, INC.
By:	/s/ WILLIAM R. LARUE
William R. LaRue
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Date: July 23, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1†	Development and Supply Agreement by and between Cadence Pharmaceuticals, Inc. and Baxter Healthcare Corporation.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this report and submitted separately to the Securities and Exchange Commission.